EXHIBIT 10.28
SPECTRA ENERGY CORP
STOCK OPTION AGREEMENT
(Nonqualified Stock Options)

This Stock Option Agreement (the “Agreement”) has been made as of __________ ___, _____ (the “Date of Grant”) between Spectra Energy Corp, a Delaware Company, with its principal offices in Houston, Texas (the “Company”), and __________ (the “Grantee”).

RECITALS
Under the amended and restated Spectra Energy Corp 2007 Long-Term Incentive Plan as it may, from time to time, be amended (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), or its delegatee, has determined the form of this Agreement (which also includes Schedule A hereto or Schedule B hereto, as applicable to the Grantee) and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the nonqualified stock option that is subject hereto. Awards are not intended for employees who have given notice of resignation or who have been given notice of termination by the Company or an employing Subsidiary, and will not accrue to employees once such notices are given. For clarity, Awards do not accrue for employees who have received notice, given notice or have been determined to be entitled to a notice period by a court, and no damages suffered by an employee due to lack of sufficient notice will include compensation for loss of vesting rights or accrual of an Award, notwithstanding any statutory, contractual, or common law period of notice of termination, or compensation in lieu of such notice, to which an employee may be entitled. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Company has made this Award, effective as of the Date of Grant and upon the following terms and conditions:
Section 1.    Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee a Nonqualified Stock Option (the “Option”) with respect to ___________ shares of Common Stock of the Company (the “Option Shares”).
Section 2.    Exercise Price; Exercisability. The exercise price of each share of Common Stock underlying the Option hereby granted is $___________ (“Exercise Price”).
Section 3.    Vesting of Options. The Option shall become vested and exercisable as follows:
(a)Generally. Subject to the terms of the Plan, the Option hereunder shall vest and be exercisable in accordance with the following vesting schedule on the dates set forth in such schedule (each such date, a “Vesting Date”), provided that Grantee continuously remains an Employee of the Company, including Subsidiaries, through each applicable Vesting Date:

Vesting Date		Percentage of Option Vesting and Exercisable

First Anniversary of Date of Grant		33.33%

Second Anniversary of Date of Grant		33.33%

Third Anniversary of Date of Grant		33.34%

	Total	100%

(b)    Retirement. If Grantee’s employment with the Company, including Subsidiaries, terminates at a time when Grantee is eligible for an immediately payable early or normal retirement benefit under the Spectra Energy Retirement Cash Balance Plan or under another retirement plan of the Company or Subsidiary, which plan the Committee, or its delegatee, in its sole discretion, determines to be the functional equivalent of the Spectra Energy Retirement Cash Balance Plan, unless the Committee or its delegatee, in its sole discretion, determines that (i) Grantee is in violation of any obligation identified in Section 4 or (ii) the termination of Grantee’s employment is for Cause, in which case all Option Shares not previously vested shall be forfeited, then the number of Option Shares not yet vested as of the date of such employment termination to which the Grantee shall have a right hereunder shall be prorated by multiplying the total number of Option Shares granted under this Agreement by a fraction, the numerator of which is the number of months during the three-year vesting period beginning with the Date of Grant and ending on the third anniversary of the Date of Grant (the “Vesting Period”) during which Grantee’s active employment with the Company, including Subsidiaries, (“Active Employment”) continued, and the denominator of which is thirty-six (36), and subtracting from this result the number of Option Shares already vested and exercisable. Solely for purposes of calculating such prorated vesting, if the Grantee’s Active Employment continued for at least one (1) day during a calendar month in the Vesting Period, Grantee’s Active Employment shall be considered to have continued for the entirety of such month, but in no event for more than thirty-six (36) months. The prorated unforfeited Option Shares determined in accordance with the first sentence of this Section 3(b) shall vest and become exercisable immediately upon the date of such employment termination, and any remaining portion of the Option that is unvested shall be forfeited. The additional provisions of Section 1 of Schedule B hereto are incorporated herein if Schedule B is applicable to the Grantee.

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For the purposes of this Agreement, “Cause” for termination by the Company or an employing Subsidiary of the Grantee’s employment shall include: (i) a material failure by the Grantee to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Grantee’s position, (ii) the final conviction of the Grantee of a (A) felony, (B) crime or criminal offense involving moral turpitude, or (C) criminal or summary conviction offense that is related to the Grantee’s employment with the Company or an employing Subsidiary, (iii) an egregious act of dishonesty by the Grantee (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Grantee toward the customers or employees of the Company or any affiliate, (iv) a material breach by the Grantee of the Company’s Code of Business Ethics, (v) the failure of the Grantee to cooperate fully with governmental investigations involving the Company or its affiliates, or (vi) the usual meaning of just cause under Canadian common law, if applicable; all as determined by the Company in its sole discretion.

(c)    Death or Disability. If Grantee’s employment with the Company, including Subsidiaries, terminates (i) as the result of Grantee’s death or (ii) as the result of Grantee’s “permanent and total disability,” as defined in Section 1 of Schedule A hereto or Section 2 of Schedule B hereto, as applicable to the Grantee, 100% of the Option subject to this Award not yet vested as of the date of such employment termination to which the Grantee shall have a right hereunder shall vest and become exercisable immediately.

(d)    Involuntary Termination Without Cause. If Grantee’s employment is terminated by the Company, or employing Subsidiary, other than for Cause, regardless of reason for termination or the party giving notice, then the number of Option Shares not yet vested as of the date of such employment termination to which the Grantee shall have a right hereunder shall be prorated by multiplying the total number of Option Shares granted under this Agreement by a fraction, the numerator of which is the number of months during the Vesting Period during which Grantee’s Active Employment continued, and the denominator of which is thirty-six (36), and subtracting from this result the number of Option Shares already vested. Solely for purposes of calculating such prorated vesting, if the Grantee’s Active Employment continued for at least one (1) day during a calendar month in the Vesting Period, Grantee’s Active Employment shall be considered to have continued for the entirety of such month, but in no event for more than thirty-six (36) months. The prorated unforfeited Option Shares determined in accordance with the first sentence of this Section 3(d) shall vest and become exercisable immediately upon the date of such employment termination, and any remaining portion of the Option that is unvested shall be forfeited. The additional provisions of Section 3 of Schedule B hereto are incorporated herein if Schedule B is applicable to the Grantee.

(e)    Change in Control. All Option Shares to which the Grantee has the right to hereunder shall become 100% vested and exercisable to the extent not yet vested, if, following the occurrence of a Change in Control and before the second anniversary of such occurrence, (i) the Grantee’s employment is terminated involuntarily, and not for

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Cause, by the Company, or an employing Subsidiary, or their successor; or (ii) such employment is terminated by the Grantee for Good Reason.

For the purposes of this Agreement, “Good Reason” is defined as the occurrence (without the Grantee’s express written consent) of any of the following, unless such act or failure to act is corrected, prior to the effective date of Grantee’s termination of employment, as specified in Grantee’s notice termination, as provided in the following paragraph: (A) a substantial adverse alteration in the nature or status of the Grantee’s responsibilities; (B) a material reduction in the Grantee’s annual base salary; (C) a material reduction in the Grantee’s target annual bonus; (D) the elimination of any material employee benefit plan in which the Grantee is a participant or the material reduction of Grantee’s benefits under such plan, unless the Company either (1) immediately replaces such employee benefit plan or unless the Grantee is permitted to immediately participate in other employee benefit plan(s) providing the Grantee with a substantially equivalent value of benefits in the aggregate to those eliminated or materially reduced, or (2) immediately provides the Grantee with other forms of compensation of comparable value to that being eliminated or reduced; (E) a relocation without the written consent of the Grantee that requires the Grantee to report to a work location more than thirty-five (35) miles from the work location to which the Grantee was assigned prior to the Change in Control.

Grantee is required to provide notice to the Company of the existence of any of the conditions set forth in the “Good Reason” definition in this Section 3(e) at least fifteen (15), but not more than sixty (60), days prior to the date of Grantee’s termination of employment. Upon receipt of such notice, the Company may, prior to the effective date of Grantee’s termination of employment, cure or remedy such condition. If Grantee terminates from employment after providing notice and after the Company has cured the condition within the time frame set forth in this Section 3(e), then such termination of employment will be considered to be a voluntary termination of employment, and not a separation for Good Reason.

The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason pursuant to the foregoing provisions of this Section 3(e).

Section 4.    Violation of Grantee Obligation. In consideration of the vesting opportunity provided under Section 3(b) following the termination of Grantee’s continuous employment by the Company, including Subsidiaries, if Grantee is considered “retired”, Grantee agrees to the noncompetition and other restrictions set forth in Section 2 of Schedule A hereto or Section 4 of Schedule B hereto, as applicable to the Grantee. In the event that Grantee violates applicable noncompetition and other restrictions, the vesting opportunity provided under Section 3(b) shall terminate and be forfeited.

Section 5.    Manner of Exercise and Taxes. The Option shall be exercised by delivery of an electronic or physical written notice to the third party administrator selected

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by the Company, or such other form as permitted by the Committee from time to time and communicated to the Grantee (the “Exercise Notice”), which shall state the election to exercise the Option, specify the number of shares of Common Stock with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan. The Exercise Notice shall include payment for an amount equal to the Exercise Price multiplied by the number of shares of Common Stock specified in such Exercise Notice. Such payment may be made in (i) cash or cash equivalent; (ii) shares of Common Stock having a Fair Market Value equal to the Exercise Price (provided that, if such shares were acquired by exercise of an option intended to qualify as an incentive stock option under Section 422 of the Code (an “ISO”), the Grantee has owned such shares for at least one (1) year following the transfer of such shares to the Grantee upon exercise of such ISO); (iii) a combination of cash and shares (provided that, if such shares were acquired by exercise of an option intended to qualify as an ISO, the Grantee has owned such shares for at least one (1) year following the transfer of such shares to the Grantee upon exercise of such ISO); (iv) in the Committee’s sole discretion, through a broker assisted exercise, but only to the extent such right or the utilization of such right would not cause the Option to be subject to Section 409A of the Code and to the extent the use of net-physical settlement is permitted by, and is in compliance with applicable law; or (v) in the Committee’s sole discretion, by a combination of the methods described in this sentence; provided, however, that the Company may restrict the use of any of the foregoing payment methods to the extent it would result in adverse accounting treatment to the Company. The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of the Option. The Grantee shall pay or shall ensure payment of the full amount to the Company of any and all applicable income tax, employment tax and any other withholding tax amounts that are required to be withheld in connection with the exercise of the Option, which may be payable under one or more of the methods described above for payment of the exercise price of the Option to the extent permitted by the Committee or as otherwise may be approved by the Committee. The Company shall not be required to deliver shares of Common Stock to the Grantee until the Company determines such obligations are satisfied. The Grantee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares of Common Stock and that the Grantee should consult a tax advisor prior to such exercise or disposition.
Section 6.    Expiration of Options. The Grantee’s Option, or portion thereof, which has not become vested and exercisable shall expire on the date Grantee’s employment with the Company, including Subsidiaries, terminates for any reason. The Grantee’s Option, or any portion thereof, which has become vested and exercisable on or before the date Grantee’s employment with the Company, including Subsidiaries, terminates for any reason (or that vests and becomes exercisable as a result of such termination) shall expire on the earliest of:

(a) Involuntary Termination With Cause, Involuntary Termination Without Cause, or Voluntary Termination. Three (3) months after the date (i) Grantee’s

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employment with the Company, including Subsidiaries, is terminated for Cause (as determined by the Committee in its sole discretion), (ii) Grantee’s employment with the Company, including Subsidiaries, is terminated not for Cause, or (iii) Grantee voluntarily terminates employment with the Company, including Subsidiaries; provided, however, that this Section 6(a) shall not apply if:

(i) the vesting set forth in Section 3(e) (Change in Control) applies (i.e., the termination event is (A) either a termination that is involuntary, and not for Cause, by the Company, or an employing Subsidiary, or their successor or a termination by the Grantee for Good Reason and (B) is following the occurrence of a Change in Control but before the second anniversary of such occurrence); or

(ii) the vesting set forth in Section 3(b) (Retirement) applies.

(b) Death or Disability. Thirty-six (36) months after the date the Grantee’s employment is terminated by reason of death or “permanent and total disability,” as defined in Section 1 of Schedule A hereto or Section 2 of Schedule B hereto, as applicable to the Grantee; or
(c) The tenth anniversary of the Date of Grant for such Option(s).
All Options, whether vested or unvested, that have not sooner expired shall expire no later than the tenth anniversary of the Date of Grant. The additional provisions of Section 5 of Schedule B hereto are incorporated herein if Schedule B is applicable to the Grantee.
Section 7. No Employment Right. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8.    Nonalienation and Transferability. The Option is exercisable during the Grantee’s lifetime only by the Grantee or his or her guardian or legal representative, and may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Grantee to any party (other than the Company or a Subsidiary), or assigned or transferred by such Grantee, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Option will be forfeited by the Grantee and all of the Grantee’s rights to such Option shall immediately terminate without any payment or consideration from the Company. Upon the death of a Grantee, outstanding Options granted to such Grantee may be exercised only by the executors or administrators of the Grantee’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution pursuant to the Plan.

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Section 9.    Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement, and the Grantee hereby acknowledges the foregoing.

Section 10.    Governing Law and Severability. The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

Section 11.    Conflicts with Plan, Correction of Errors, Grantee’s Consent, and Amendments. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Stock Option Award properly granted to Grantee pursuant to the Plan, the Company, acting through its Executive Compensation Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Company and the Grantee that this Agreement either (i) comply with the stock option rules under Canadian law (Section 7 of the Income Tax Act) and Code Section 409A, as applicable, or (ii) not be construed as a salary deferral arrangement under Canadian law and be exempt from Code Section 409A, to the extent applicable. Accordingly, this Agreement shall be interpreted as necessary and to the extent legally permissible to comply with the requirements of, or exemption under, Canadian law and Code Section 409A, as applicable, as determined by the Committee or its delegatee. Grantee shall also be deemed to consent to any amendment of the Plan or the Agreement as the Committee may reasonably make in furtherance of such intention, and the Committee shall promptly provide, or make available to, the Grantee a copy of any such amendment. Finally, this Agreement may be amended or modified at any time and from time to time by action of the Committee.

Section 12.    Grantee Confidentiality Obligations. In accepting this Option Award, Grantee acknowledges that Grantee is obligated under Company policy, and under federal, state, provincial and other applicable law, to protect and safeguard the confidentiality of trade secrets and other proprietary and confidential information belonging to the Company and its affiliates that are acquired by Grantee during Grantee’s employment with the Company and its affiliates, and that such obligations continue beyond the termination of such employment. Grantee agrees to notify any subsequent employer of such obligations and that the Company and its affiliates, in order to enforce such obligations, may pursue legal recourse not only against Grantee, but against a subsequent employer of Grantee. Grantee agrees that he shall not disclose the existence or terms of this Agreement to anyone other than his spouse, tax advisor(s) and/or attorney(s), provided that he first obtains the agreement of such persons to be bound by the confidentiality provisions of this paragraph. Grantee also agrees to immediately give the Company written notice in

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accordance with the provisions of this Agreement in the event he is legally required to disclose any of the confidential information covered by the provisions of this paragraph.

Section 13. Nonsolicitation. Grantee further agrees that he will not, either directly or indirectly, solicit, hire or employ, or cause any other person, company, or entity to solicit, hire or employ, any employee or contractor retained or employed by the Company or its affiliates during the period of Grantee’s employment and for the period set forth in Section 3 of Schedule A hereto or Section 6 of Schedule B hereto, as applicable to the Grantee. The provisions of this paragraph shall not apply to contact initiated by an employee or contractor of the Company or its affiliates in response to a general solicitation of applications for employment. Grantee agrees that this Agreement is subject to the provisions of this paragraph.

Section 14. Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either party to the other party, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

Section 15.    Payments Subject to Clawback. To the extent that any payment under this Agreement is subject to clawback under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, such amount will be clawed back in appropriate circumstances, as determined under the terms and conditions prescribed by such Act and the authority issued thereunder. Further, the Company will be entitled to the extent permitted or required by any other applicable law and/or Company policy as in effect from time to time (including, but not limited to, the Policy on Recovery of Executive Compensation) to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to the Grantee pursuant to this Agreement.

Section 16. Equitable Remedies. Grantee hereby acknowledges and agrees that a breach of Grantee’s obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by Grantee, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

Section 17. Arbitration Agreement. The Grantee and the Company both agree that any dispute arising out of or related to this Agreement, which does not involve the Company seeking a court injunction or other relief as provided for in Section 16, shall be resolved by binding arbitration under the employment dispute resolution rules of the American Arbitration Association and that any proceeding under the provisions of this Section 17 shall be held in Houston, Texas. The parties both irrevocably WAIVE ANY AND ALL RIGHTS TO A JURY as to any and all claims and issues in any such dispute. By this

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provision, both the Grantee and the Company understand and agree that any and all claims and issues in such dispute shall be decided by such arbitration proceeding.

Notwithstanding the foregoing, this Award is subject to cancellation by the Company in its sole discretion unless the Grantee, by not later than _________ __, ____, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation Department – Stock Option (WO 1O23), Spectra Energy Corp, P. O. Box 1642, Houston, TX 77251-1642, which, if, and to the extent, permitted by the Executive Compensation Department, may be accomplished by electronic means.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in Houston, Texas, to be effective as of the Date of Grant.

ATTEST:		SPECTRA ENERGY CORP:

By:		By:

	Corporate Secretary		Chair, President & CEO, Spectra Energy Corp

Address for Notices:

5400 Westheimer Court
Mail Drop 1O23
Houston, Texas 77056

Attention: Karen Gowder

Acceptance of Stock Option Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this _____ day of _____________________, ____.

Grantee’s Signature

(print name)

(employee ID)

Address for Notices:

(address)

(address)

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SCHEDULE A

This Schedule A and the provisions hereof shall apply to the Grantee if (and only if) the Grantee is on the payroll of one of the Company’s directly or indirectly held or majority or greater-owned subsidiaries or affiliates that is a United States entity.

Section 1.    For purposes of Section 3(c) of the Agreement, “permanent and total disability” shall have the meaning set forth in Code Section 22(e)(3).

Section 2.    The following provisions shall apply for purposes of Section 4 of the Agreement:

Grantee agrees that during the period beginning with such termination of employment and ending with the third anniversary of the Date of Grant (“Restricted Period”), Grantee shall not (i) without the prior written consent of the Company, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Company or any Subsidiary or (ii) violate any of Grantee’s other noncompetition obligations, or any of Grantee’s nonsolicitation or nondisclosure obligations, to the Company or any Subsidiary. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only to competition with the Company or any Subsidiary in the businesses of: gathering, processing or transmission of natural gas, resale or arranging for the purchase or for the resale, brokering, marketing, or trading of natural gas or crude oil, electricity or derivatives thereof; energy management and the provision of energy solutions; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids, or of crude oil; sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Company, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Company, including Subsidiaries; and within the following geographical areas (i) any country in the world where the Company has at least US$25 million in capital deployed as of termination of Grantee’s continuous employment by Company, including Subsidiaries; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the states of (A) Virginia, (B) Georgia, (C) Florida, (D) Texas, (E) California, (F) Massachusetts, (G) Illinois, (H) Michigan, (I) New York, (J) Colorado, (K) Oklahoma, (L) Kentucky, (M) Ohio, (N) Louisiana, (O) Kansas, (P) Montana, (Q) Missouri, (R) Nebraska, and (S) Wyoming; and (v) any state or states or province or provinces in which was conducted a business of the Company, including Subsidiaries, which business constituted a substantial portion of Grantee’s employment. The Company and Grantee intend the above restrictions on competition in geographical areas to be

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entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas. If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Company and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., “blue penciling”, and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced. Nothing herein shall be construed to prohibit Grantee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 3.    The nonsolicitation period for purposes of Section 13 of the Agreement is a period of three (3) years following Grantee’s termination of employment with the Company and its affiliates.

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SCHEDULE B

This Schedule B and the provisions hereof shall apply to the Grantee if (and only if) the Grantee is on the payroll of one of the Company’s directly or indirectly held or majority or greater-owned subsidiaries or affiliates that is a Canadian entity.

Section 1.    The following provisions shall be incorporated at the end of Section 3(b) of the Agreement:

The date of the termination of Grantee’s continuous employment with the Company for the purposes of this Section 3(b) shall be deemed to be the date on which any notice of termination of employment provided to or by such Grantee is stated to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or entitled to receive, statutory, contractual, or common law notice of termination or any compensation in lieu of such notice.

Section 2.    For purposes of Section 3(c) of the Agreement, an individual shall be considered to have a “permanent and total disability” if the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

Section 3.    The following provisions shall be incorporated at the end of Section 3(d) of the Agreement:

The date that the Grantee’s employment is terminated by the Company, including Subsidiaries, other than for Cause for the purposes of this Section 3(d) shall be deemed to be the date on which any notice of termination of employment provided to such Grantee is stated to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or entitled to receive, statutory, contractual, or common law notice of termination or any compensation in lieu of such notice.

Section 4.    The following provisions shall apply for purposes of Section 4 of the Agreement:

Grantee agrees that during the period beginning with such termination of employment and ending with the earlier of (1) the third anniversary of the Date of Grant or (2) the first anniversary of the date of such termination of employment ("Restricted Period"), Grantee shall not (i) without the prior

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written consent of the Company, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Company or any Subsidiary or (ii) violate any of Grantee's other noncompetition obligations, or any of Grantee's nonsolicitation or nondisclosure obligations, to the Company or any Subsidiary. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only to competition with the Company or any Subsidiary in the businesses of: gathering, processing or transmission of natural gas or crude oil, resale or arranging for the purchase or for the resale, brokering, marketing, or trading of natural gas, electricity or derivatives thereof; energy management and the provision of energy solutions; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids, or of crude oil; sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Company, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Company, including Subsidiaries; and within the geographical area of the province in which Grantee was employed at termination of employment from the Company and employing Subsidiaries. If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Company and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., "blue penciling", and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced. Nothing herein shall be construed to prohibit Grantee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 5.    The following provisions shall be incorporated at the end of Section 6 of the Agreement:

The date of the termination of Grantee’s continuous employment with the Company, including Subsidiaries, for the purposes of this Section 6 shall be deemed to be the date on which any notice of termination of employment provided to or by such Grantee is stated to be effective (or in the case of an alleged constructive dismissal, the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or entitled to receive, statutory, contractual, or common law notice of termination or any compensation in lieu of such notice.

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Section 6.    The nonsolicitation period for purposes of Section 13 of the Agreement is a period of one (1) year following Grantee’s termination of employment with the Company and its affiliates.

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